As filed with the U.S. Securities and Exchange Commission on July 6, 2026

Securities Act File No. 333-296432

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.	[ ]
Post-Effective Amendment No. 1	[ X ]

PUTNAM INVESTMENT FUNDS

(Exact Name of Registrant as Specified in Charter)

100 Federal Street

Boston, MA 02110

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 292-1000

Name and address of agent for service:	Copy to:

Alison E. Baur	Bryan Chegwidden, Esq.	James E. Thomas, Esq.
Putnam Investment Funds	Ropes & Gray LLP	Ropes & Gray LLP
One Frankin Parkway	1211 Avenue of the Americas	800 Boylston Street
San Mateo, California 94403	New York, New York 10036	Boston, Massachusetts 02199

This Post-Effective Amendment No. 1 will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

An indefinite amount of the Registrant’s securities have been registered under the Securities Act of 1933 pursuant to Rule 24f-2 under the Investment Company Act of 1940. In reliance upon such Rule, no filing fee is paid at this time.

PUTNAM INVESTMENT FUNDS

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following papers and documents:

Cover Sheet

Contents of Registration Statement

Part A – Proxy Statement/Prospectus*

Part B – Statement of Additional Information*

Part C – Other Information

Signature Page

Exhibits*

*     Incorporated by reference from the Combined Information Statement/Prospectus and Statement of Additional Information as filed by the Registrant pursuant to Rule 497 under the Securities Act of 1933 with the Commission on July 6, 2026 (File No. 333-296432).

Explanatory Note

This Post-Effective Amendment No. 1 is being filed solely for the purpose of including in the Registration Statement on Form N-14 the final opinion and consent of Ropes & Gray LLP including consent as to Putnam U.S. Research Fund (Exhibit 11) and consent of the Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP) (Exhibit 14(b)) with respect to Putnam Sustainable Future Fund in connection with the merger of Putnam Sustainable Future Fund with and into Putnam U.S. Research Fund.

PUTNAM VARIABLE TRUST

FORM N-14

PART C

OTHER INFORMATION

Item 15.	Indemnification

Reference is made to Article VIII, sections 1 through 3, of the Registrant’s Amended and Restated Agreement and Declaration of Trust, which is incorporated by reference to Post-Effective Amendment No. 140 to the Registrant’s Registration Statement on Form N-1A under the Investment Company Act of 1940, as amended, (File No. 811-07237). In addition, the Registrant maintains a trustees and officers liability insurance policy under which the Registrant and its trustees and officers are named insureds. Certain service providers to the Registrant also have contractually agreed to indemnify and hold harmless the trustees against liability arising in connection with the service provider’s performance of services under the relevant agreement.

The Massachusetts business trusts comprising The Putnam Funds (each, a “Trust”) have also agreed to contractually indemnify each Trustee. The agreement between the Trusts and each Trustee, in addition to delineating certain procedural aspects relating to indemnification and advancement of expenses to the fullest extent permitted by the Registrant’s Amended and Restated Agreement and Declaration of Trust and Amended and Restated Bylaws and the laws of The Commonwealth of Massachusetts, the Securities Act of 1933, the Securities Exchange Act of 1934 and the Investment Company Act of 1940, as now or hereafter in force, provides that each Trust severally shall indemnify and hold harmless the Trustee against any and all expenses actually and reasonably incurred by the Trustee in any proceeding arising out of or in connection with the Trustee’s service to the Trust, unless the Trustee has been adjudicated in a final adjudication on the merits to have engaged in certain disabling conduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant’s organizational instruments or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

(1)	Amended and Restated Agreement and Declaration of Trust dated March 21, 2014 —Incorporated by reference to Post-Effective Amendment No. 140 to the Registrant’s Registration Statement (No. 33-56339) filed on June 27, 2014.
(2)	Amended and Restated Bylaws dated as of February 23, 2023 — Incorporated by reference to Post-Effective Amendment No. 240 to the Registrant’s Registration Statement (No. 33-56339) filed on June 27, 2023.
(3)	Not applicable.
(4)	Form of Agreement and Plan of Reorganization – included as Appendix A to Part A hereof.
(5)(a)	Portions of Agreement and Declaration of Trust Relating to Shareholders’ Rights — Incorporated by reference to Post-Effective Amendment No. 222 to the Registrant’s Registration Statement (No. 33-56339) filed on August 27, 2020.
(5)(b)	Portions of Bylaws Relating to Shareholders’ Rights — Incorporated by reference to Post-Effective Amendment No. 240 to the Registrant’s Registration Statement (No. 33-56339) filed on June 27, 2023.

(6)(a)	Management Contract with PIM dated January 1, 2024 for Putnam Government Money Market Fund, Putnam Research Fund, Putnam Small Cap Value Fund, and Putnam Sustainable Future Fund — Incorporated by reference to Post-Effective Amendment No. 244 to the Registrant’s Registration Statement (No. 33-56339) filed on January 26, 2024.
(6)(b)	Sub-Advisory Agreement between PIM and Franklin Templeton Investment Management Limited (“FTIML”) dated November 1, 2024 — Incorporated by reference to Post-Effective Amendment No. 247 to the Registrant’s Registration Statement (No. 33-56339) filed on November 26, 2024.
(6)(c)	Sub-Advisory Agreement between FAV and FTIML dated November 1, 2024; Schedule A amended as of August 1, 2025 — Incorporated by reference to Post-Effective Amendment No. 251 to the Registrant’s Registration Statement (No. 33-56339) filed on August 25, 2025.
(6)(d)	Amended and Restated Sub-Advisory Agreement between PIM and The Putnam Advisory Company (“PAC”) dated November 1, 2024 — Incorporated by reference to Post-Effective Amendment No. 247 to the Registrant’s Registration Statement (No. 33-56339) filed on November 26, 2024.
(6)(e)	Amendment to the Amended and Restated Sub-Advisory Agreement between PIM and PAC dated May 21, 2026 – Incorporated by reference to Registrant’s Registration Statement on Form N-14 (333-296432) filed on June 2, 2026.
(6)(f)	Subadvisory Agreement between FAV and PIM dated July 15, 2024; Schedule A amended as of August 1, 2025 — Incorporated by reference to Post-Effective Amendment No. 251 to the Registrant’s Registration Statement (No. 33-56339) filed on August 25, 2025.
(6)(g)	Subadvisory Agreement between PIM and FAV dated July 15, 2024 — Incorporated by reference to Post-Effective Amendment No. 248 to the Registrant’s Registration Statement (No. 33-56339) filed on December 26, 2024.
(7)(a)	Amended and Restated Distributor’s Contract with Franklin Distributors, LLC dated August 2, 2024 — Incorporated by reference to Post-Effective Amendment No. 246 to the Registrant’s Registration Statement (No. 33-56339) filed on August 27, 2024.
(7)(b)(i)	Form of Dealer Sales Contract — Incorporated by reference to Post-Effective Amendment No. 246 to the Registrant’s Registration Statement (No. 33-56339) filed on August 27, 2024.
(7)(b)(ii)	Schedule of Dealer Sales Contracts conforming in all material respects to the Form of Dealer Sales Contract filed as Exhibit (e)(2)(i) but which have not been filed as exhibits to the Registrant’s Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended — Incorporated by reference to Post-Effective Amendment No. 150 to the Registrant’s Registration Statement (No. 33-56339) filed on May 26, 2015.
(7)(c)(i)	Form of Financial Institution Sales Contract — Incorporated by reference to Post-Effective Amendment No. 246 to the Registrant’s Registration Statement (No. 33-56339) filed on August 27, 2024.
(7)(c)(ii)	Schedule of Financial Institution Sales Contracts conforming in all material respects to the Form of Financial Institution Sales Contract filed as Exhibit (e)(3)(i) but which have not been filed as exhibits to the Registrant’s Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended — Incorporated by reference to Post-Effective Amendment No. 150 to the Registrant’s Registration Statement (No. 33-56339) filed on May 26, 2015.
(7)(d)	Form of Selling Agreement — Incorporated by reference to Post-Effective Amendment No. 247 to the Registrant’s Registration Statement (No. 33-56339) filed on November 26, 2024.
(8)	Trustee Retirement Plan dated October 4, 1996, as amended July 21, 2000 — Incorporated by reference to Post-Effective Amendment No. 66 to the Registrant’s Registration Statement (No. 33-56339) filed on November 24, 2004.

(9)(a)	Global Custody Agreement dated March 1, 2020, as amended, between Putnam Investment Funds and JPMorgan Chase Bank, N.A. — Incorporated by reference to Post-Effective Amendment No. 250 to the Registrant’s Registration Statement (No. 33-56339) filed on June 24, 2025.
(9)(b)	Eighth Joinder to Global Custody Agreement dated March 1, 2020, as amended, between Putnam Investment Funds and JPMorgan Chase Bank, N.A., dated May 6, 2024 — Incorporated by reference to Post-Effective Amendment No. 250 to the Registrant’s Registration Statement (No. 33-56339) filed on June 24, 2025.
(10)(a)	Class A Amended and Restated Distribution Plan and Agreement dated April 1, 2000 — Incorporated by reference to Post-Effective Amendment No. 32 to the Registrant’s Registration Statement (No. 33-56339) filed on June 30, 2000.
(10)(b)	Class C Amended and Restated Distribution Plan and Agreement dated April 1, 2000 — Incorporated by reference to Post-Effective Amendment No. 32 to the Registrant’s Registration Statement (No. 33-56339) filed on June 30, 2000.
(10)(c)	Class R Amended and Restated Distribution Plan and Agreement dated October 16, 2015 — Incorporated by reference to Post-Effective Amendment No. 165 to the Registrant’s Registration Statement (No. 33-56339) filed on March 25, 2016.
(10)(d)	Rule 18f-3 Plan dated November 1, 1999, as most recently amended June 27, 2025 — Incorporated by reference to Post-Effective Amendment No. 251 to the Registrant’s Registration Statement (No. 33-56339) filed on August 25, 2025.
(11)	Opinion and consent of Ropes & Gray LLP regarding Putnam U.S. Research Fund is filed herewith.
(12)	Opinion and consent of Ropes & Gray as to tax matters – to be filed by amendment.
(13)(a)	Amended & Restated Investor Servicing Agreement — Open-End Funds with PIM and Putnam Investor Services, Inc. (“PSERV”) dated July 1, 2013; Appendix A amended as of July 28, 2025 — Incorporated by reference to Post-Effective Amendment No. 251 to the Registrant’s Registration Statement (No. 33-56339) filed on August 25, 2025.
(13)(b)	Liability Insurance Allocation Agreement dated December 18, 2003 — Incorporated by reference to Post-Effective Amendment No. 63 to the Registrant’s Registration Statement (No. 33-56339) filed on June 30, 2004.
(13)(c)	Amended and Restated Master Interfund Lending Agreement with the Trusts party thereto, PIM and FAV dated November 22, 2024; Schedule A and Schedule B amended as of December 17, 2025 – Incorporated by reference to Post-Effective Amendment No. 253 to the Registrant’s Registration Statement (No. 33-56339) filed on December 23, 2025.
(13)(d)(i)	Form of Indemnification Agreement — Incorporated by reference to Post-Effective Amendment No. 247 to the Registrant’s Registration Statement (No. 33-56339) filed on November 26, 2024.
(13)(d)(ii)	Schedule of Indemnification Agreements conforming in all material respects to the Form of Indemnification Agreement filed as Exhibit (h)(5)(i) but which have not been filed as exhibits to the Registrant’s Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended — Incorporated by reference to Post-Effective Amendment No. 247 to the Registrant’s Registration Statement (No. 33-56339) filed on November 26, 2024.
(13)(e)	Expense Limitation Agreement with PIM and FAV dated July 1, 2025—Incorporated by reference to Post-Effective Amendment No. 251 to the Registrant’s Registration Statement (no. 33-56339) filed on August 25, 2025.
(13)(f)	Expense Limitation Agreement with PSERV dated July 1, 2025, as most recently amended May 21, 2026 – Incorporated by reference to Registrant’s Registration Statement on Form N-14 (333-296432) filed on June 2, 2026.
(13)(g)	Fund Services Agreement between Franklin Templeton Services, LLC (“FTS”) and JPMorgan Chase Bank, N.A., dated January 22, 2020 — Incorporated by reference to Post-Effective Amendment No. 250 to the Registrant’s Registration Statement (No. 33-56339) filed on June 24, 2025.

(13)(h)	Seventh Amendment to Fund Services Agreement dated January 22, 2020 between FTS and JPMorgan Chase Bank, N.A., dated June 20, 2024 — Incorporated by reference to Post-Effective Amendment No. 250 to the Registrant’s Registration Statement (No. 33-56339) filed on June 24, 2025.
(13)(i)	Subcontract for Fund Administrative Services between PIM and FTS dated July 15, 2024 — Incorporated by reference to Post-Effective Amendment No. 249 to the Registrant’s Registration Statement (No. 33-56339) filed on January 28, 2025.
(13)(j)	Subcontract for Fund Administrative Services between FAV and FTS dated July 15, 2024 — Incorporated by reference to Post-Effective Amendment No. 249 to the Registrant’s Registration Statement (No. 33-56339) filed on January 28, 2025.
(13)(k)(i)	Form of Dealer Service Agreement — Incorporated by reference to Post-Effective Amendment No. 246 to the Registrant’s Registration Statement (No. 33-56339) filed on August 27, 2024.
(13)(k)(ii)	Schedule of Dealer Service Agreements conforming in all material respects to the Form of Dealer Service Agreement filed as Exhibit (m)(6)(i) but which have not been filed as exhibits to the Registrant’s Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended — Incorporated by reference to Post-Effective Amendment No. 150 to the Registrant’s Registration Statement (No. 33-56339) filed on May 26, 2015.
(13)(l)(i)	Form of Financial Institution Service Agreement — Incorporated by reference to Post-Effective Amendment No. 246 to the Registrant’s Registration Statement (No. 33-56339) filed on August 27, 2024.
(13)(l)(ii)	Schedule of Financial Institution Service Agreements conforming in all material respects to the Form of Financial Institution Service Agreement filed as Exhibit (m)(7)(i) but which have not been filed as exhibits to the Registrant’s Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended — Incorporated by reference to Post-Effective Amendment No. 150 to the Registrant’s Registration Statement (No. 33-56339) filed on May 26, 2015.
(14)(a)	Consent of Independent Registered Public Accounting Firm - PricewaterhouseCoopers LLP - Putnam U.S. Research Fund – Incorporated by reference to Registrant’s Registration Statement on Form N-14 (333-296432) filed on June 2, 2026.
14(b)	Consent of Independent Registered Public Accounting Firm - PricewaterhouseCoopers LLP – Putnam Sustainable Future Fund – filed herewith.
(15)	Not applicable.
(16)	Power of Attorney – Incorporated by reference to Registrant’s Registration Statement on Form N-14 (333-296432) filed on June 2, 2026.
(17)(a)	The Putnam Funds Code of Ethics dated June 28, 2024 — Incorporated by reference to Post-Effective Amendment No. 246 to the Registrant’s Registration Statement (No. 33-56339) filed on August 27, 2024.
(17)(b)	Franklin Templeton Personal Investments and Insider Trading Policy dated November 17, 2025 – Incorporated by reference to Post-Effective Amendment No. 253 to the Registrant’s Registration Statement (No. 33-56339) filed on December 23, 2025.
(17)(c)	Letter of Indemnity with PIM dated December 18, 2003 — Incorporated by reference to Post-Effective Amendment No. 62 to the Registrant’s Registration Statement (No. 33-56339) filed on April 14, 2004.
(17)(d)	Investment Letter from Putnam Investments, LLC to the Registrant —Incorporated by reference to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement (No. 33-56339) filed on December 20, 1994.

Item 17. Undertakings

(1)

The undersigned Registrant agrees that, prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of

1933, as amended (the “1933 Act”), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)

The undersigned Registrant agrees that every prospectus filed under paragraph (1) above will be filed as a part of an amendment to this registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3)

The Registrant agrees to file an opinion of counsel supporting the tax consequences of the proposed reorganization as an amendment to this registration statement within a reasonable time after receipt of such opinion.

NOTICE

A copy of the Amended and Restated Agreement and Declaration of Trust of Putnam Investment Funds is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Registrant by an officer of the Registrant as an officer and not individually and the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Registrant.

SIGNATURES

As required by the Securities Act of 1933, as amended, this Registration Statement has been signed on behalf of the Registrant, in the City of Boston and The Commonwealth of Massachusetts on the 6th day of July, 2026.

Putnam Investment Funds

/s/ Jonathan S. Horwitz
Name:	Jonathan S. Horwitz
Title:	Executive Vice President, Principal Executive Officer and Compliance Liaison

As required by the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

Signature	Title

Barbara M. Baumann*	Chair, Board of Trustees

Robert L. Reynolds*	President and Trustee

Jonathan S. Horwitz*	Executive Vice President, Principal Executive
Officer and Compliance Liaison

Michael J. Higgins*	Vice President, Treasurer, and Clerk

Jeffrey W. White*	Vice President, Principal Financial Officer,
Principal Accounting Officer and Assistant Treasurer

Liaquat Ahamed*	Trustee

Jonathan de St. Paer*	Trustee

Katinka Domotorffy*	Trustee

Catharine Bond Hill*	Trustee

Gregory G. McGreevey*	Trustee

Jennifer Williams Murphy*	Trustee

Marie Pillai*	Trustee

George Putnam III*	Trustee

Warren Lowell Putnam*	Trustee

Manoj P. Singh*	Trustee

Mona K. Sutphen*	Trustee

Jane E. Trust*	Trustee

Kenneth Yukata Tanji*	Trustee

* By: /s/ Jonathan S. Horwitz, as Attorney-in-Fact pursuant to Power of Attorney filed with the Registrant’s Registration Statement on Form N-14 on July 6, 2026.

EXHIBIT INDEX

(11)	Opinion and consent of Ropes & Gray LLP including consent regarding Putnam U.S. Research Fund.
(14(b))	Consent of Independent Registered Public Accounting Firm - PricewaterhouseCoopers LLP – Putnam Sustainable Future Fund.